Exhibit 99.1
Independent Bank Corp. (Boston)
Q3 2006 Earnings Call
10/20/2006 10:00 AM

Operator: Greetings, ladies and gentlemen, and welcome to the Independent Bank Corp. Third Quarter Earnings Release Conference Call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions]
And as a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Denis Sheahan, Chief Financial Officer and Treasurer of Independent Bank Corp. Thank you. Mr. Sheahan, you may begin.
<<Denis K. Sheahan, Chief Financial Officer and Treasurer>>
Thank you. Good morning, everyone, and thank you for joining us on the call. This morning’s agenda will include my brief review of third quarter 2006 earnings and earnings guidance for the remainder of this year. We’ll have comments by Chris Oddleifson, our Chief Executive Officer, and we’ll end the call with a question-and-answer period.
Before I review our third quarter performance, I will read the cautionary statements. This conference call may contain certain forward-looking statements with respect to the financial conditions, results of operations, and businesses of Independent Bank Corp. Actual results may differ from those contemplated by these statements. Independent Bank Corp. wishes to caution listeners not to place undue reliance on any forward-looking statements and disclaims any intent to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.
Now I will review the third quarter performance. Independent Bank Corp.’s performance in the third quarter of 2006 is consistent with management’s continued focus on profitable asset and liability generation in a challenging rate environment. This deliberately resulted in a smaller balance sheet. Assets have decreased $107 million or 4% since year end 2005. INDB reported net income of $8.6 million and diluted earnings per share of 58 cents in the third quarter of 2006, an increase of 4% from the 56 cents per diluted share reported in the same period last year. For the nine-month period, GAAP diluted earnings per share improved by 3% to $1.63 while operating diluted earnings per share improved by 4% to $1.62.
Key takeaways from the quarter: 4% operating earnings per share growth includes the impact of an additional Federal Home Loan Bank dividend in the quarter. This had a positive impact of approximately $342,000 pre-tax or $199,000 on an after-tax basis to our third quarter performance. It also positively impacted the net interest margin for Q3. The reported net interest margin of 3.89% would have been 3.84% excluding this item.
The net interest margin in the third quarter was negatively impacted by a higher cost of deposits than anticipated as well as a large Fed fund sold position created by excess liquidity, averaging $44 million for the quarter. Both of these factors negatively impacted the margin by a total of 9 basis points.
The stock buyback, the stock buyback was concluded at an average cost of $31.04 per share during the quarter. As mentioned on previous calls, I expect the Company’s tangible equity ratio currently 5.76% will be around 6% by the end of 2006.
We remain focused on commercial and home equity loan growth while decreasing other asset categories due to the rate environment and current profitability characteristics of those assets. On a very positive note, the third quarter of 2006 represents the best net growth in commercial outstandings since the first quarter of 2005.
As expected, deposits in the third quarter were essentially flat to Q2 levels. In an environment where we are constantly shrinking the balance sheet, we are focused on pricing deposits for customer retention as well as core deposit growth and do not feel a need to aggressively grow non-core deposits to fund balance sheet growth.
We also have good core fee income growth that’s up 6% year-to-date on a core basis and good expense control, only up 1% year-to-date. Our third quarter key profitability performance indicators are strong. Return on average assets, 1.17%. Return on average equity, 15.6%. Non-performing assets increased to $7 million at September 30. We’ve provided expanded detail on non-performing assets in the press release for your information.
Net charge-off performance continued to be very good at 9 basis points annualized, and the Company’s reserve for loan loss is at 1.31% as a percentage of loans. The Company was awarded an additional $45 million of new market tax credit allocation in the second quarter of this year which equates to $17.6 million in tax credits that will be recognized over a seven-year period. The timing of the recognition of these credits has not yet been determined. However, I expect we will probably begin to recognize some portion of these credits in 2007.
Now, earnings guidance. Management previously announced that it expects diluted earnings per share for 2006 to be in an approximate range from $2.21 to $2.23. We currently remain comfortable with this estimate. Not included in this 2006 estimate provided are the following two items: First, I have not assumed any additional benefit from the recently announced second round of new market tax credit awards in the estimates. I will provide guidance on the timing of the recognition of the anticipated $17 million in tax credits during the next conference call.
In addition, management currently anticipates a trust preferred securities refinancing transaction in the latter part of 2006 that is not included in the diluted earnings per share estimate. This refinance while not an operating event would impact GAAP earnings. The Company’s existing trust preferred securities are callable in December of 2006 and April of 2007. Should the call provision be exercised, management anticipates saving approximately $1 million on an annual basis in interest expense on the debt beginning in 2007. The Company would write-off unamortized issuance cost associated with the existing debt approximating $600,000 after-tax or approximately 4 cents per share in both December 2006 and April 2007.
I will now turn the call over to Chris for his comments.
<<Christopher Oddleifson, President and Chief Executive Officer>>
Thank you, Denis. I continue to be very pleased with the overall performance for the quarter and encouraged by evidence of building an increasingly stronger franchise. I believe we’re making responsible decisions with respect to our use of shareholder capital, and we’re focusing our management time on the right things.
The third quarter ROA and ROE of 1.17% and 15.6% respectively and growing EPS demonstrates solid performance in this difficult banking environment. We’ve demonstrated excellent expense control, solid margin management and very good non-interest income growth as Denis described.
Equally important, or more importantly is our focus on improved performance over time. One of the ways we manage the business is by first understanding in a very granular level where we create shareholder value. This is a non-trivial analytical undertaking, and whereby no means had a complete understanding.
We have made some important decisions based on our work to date. Our work with our indirect auto business to determine Risk adjusted return on capital performance at the loan level led us to deemphasize certain segments of that business. Similar analysis was completed for our residential lending portfolio leading us to emphasize production for sale. Analysis of consumer behavior and response has likewise been instrumental to the design and implementation of our direct mail campaigns for home equity and deposit generation.
Granularity into our performance enabled us to strengthen our focus on building a solid core franchise. As Denis described, we were fortunate that we’re not starved for deposits, so we can avoid the hot money only customer, and instead focus on customers that desire a relationship with Rockland Trust.
Our strategy is to deliver customer experience, an outstanding customer experience. We do that by building relationships, setting service standards, asking for feedback and acting on that feedback. We survey our retail customers as well as conduct mystery shops, and the results indicate that we are indeed providing a superior customer experience.

We also track new consumer and business household formation growth carefully. Although slowing somewhat, we continue to add households at a pace above the market growth rate. We’re focusing on core relationship household growth by targeting sales calling and targeting direct mail and retention of our existing customers.
Our investment management business is also growing at a very healthy rate. We have now very clearly built an investment management group of top-notch money management, asset allocation and advisory capabilities, which is very different from saying we’re a trust bank that manages money.
Our assets under administration or management has grown by an annualized rate of 13%, since the end of 2005. This business is not a commodity or a transaction business, and our core capabilities and our relationship building skills are what matters here.
In our commercial banking business, we have the best set of commercial bankers ever. During the year, we’ve added six experienced bankers that have had intimate knowledge of their respective markets, the markets in which they’re located. The total number of bankers now total 34, up from 30 at the end of the year. Market conditions have led to a slowdown in construction lending. Our growth exclusive of the construction lending is 7.4%, a very respectable rate.
I’d also like to mention our mortgage origination business. We understand this business requires an excellent product line, an obsession about costs — around costs, and a great deal of relationship skills, especially with realtors and our investors, our mortgage product investors. Mike Nickley, who we recently hired to run our mortgage business, has the business and relationship orientation that is necessary for us to improve performance in that business.
I would now like to comment on the state of the residential real estate market and our credit quality. I have mentioned in previous calls that we’re seeing single-family and condo listing volume up significantly. However, the sales price remains relatively flat. We’re now seeing the expected downward pressure on median sales price of single-family homes in our market.
Initial multiple listing service data shows that a median sales price of single-family homes in Plymouth County decreased by 5% during the third quarter of last year and the most recent quarter. And Barnstable County, that’s primarily Cape Cod, a comparable decrease is 2.5%. Interestingly, the median condominium sales price has increased slightly during the same period.
Our NPAs are currently at approximately $7 million, an increase from $3.3 million at the end of last year. We have provided extensive detail on the NPAs in the financial sections of our earnings release. Of the $3.7 million increase, commercial real estate is $2.7 million, C&I is $300,000, home equity $400,000, and we have one OREO property at

$200,000.
As we’ve discussed in the past, the largest increase in the NPAs is due to a single commercial credit, in which we do not foresee potential loss beyond levels already reserved. And we remain hopeful that this specific situation will be resolved in the fourth quarter.
We are seeing some softening credit indicators, such as our increase in NPAs, house pricing pressure, and market foreclosures accelerating. I will note that we had one foreclosure in the third quarter, our first in many years. I will also note that the vast majority of the foreclosure increase is from banks or large mortgage bankers outside of our market operating within our market.
Our strong credit underwriting process for both commercial and consumer, with strong FICO and LTV characteristics of our portfolio, our strong underlying collateral, and our general conservative nature leads us to believe that we will weather any softening as well.
We have seen extraordinarily good performance over the last several years across our portfolios, while one example of which could be the fact that we’ve had net recoveries in our commercial portfolio for a number of years.
In our residential and home equity portfolios, we’ve had zero foreclosures and zero losses for a number of years as well. Our recent credit history has been extraordinarily good. While I remain confident in the quality of our credit portfolios, there is, of course, some possibility of loss in the future.
In summary, our Q3 performance is a continuation of what we have told you all year. We’re focused on discipline, balance sheet management, effective expense control, growth in non-interest income, good and strong credit management, and a focus on understanding of the drivers of increasing shareholder value.
And those are my comments.
<<Denis K. Sheahan, Chief Financial Officer and Treasurer>>
Thank you, Chris. Now I’d like to open the call for questions.
Q&A
Operator: [Operator Instructions]

Mr. Sheahan, there are no questions at this time.
<A — Denis Sheahan>: Okay. Thank you everybody for your attendance on the call. We look forward to speaking to you in January when we discuss our full year earnings. Thank you.
Operator: Excuse me, Mr. Sheahan.
<A — Denis Sheahan>: Yes.
Operator: We did have two participants that queued up.
<A — Denis Sheahan>: Okay.
Operator: Our first question comes from Damon Delmonte with KBW.
<Q — Damon Delmonte>: Hi. Good morning, guys. How are you>
<A — Denis Sheahan>: Good morning, Damon.
<Q — Damon Delmonte>: Just a question on the income statement. The other non-interest expense items were a little bit lower linked quarter. Just wondering if there was anything of note in there that we should be aware of?
<A — Denis Sheahan>: No. I mean we’ve had very good control in our advertising and marketing expense this year. We’re putting a lot of effort into understanding when we spend a marketing dollar what the return is associated with that dollar. So I think we’re just progressively showing better control of that number.
<Q — Damon Delmonte>: Okay. And just with regard to the share buyback now that you’ve completed that 800,000th share — 800,000 share repurchase program, any thoughts on looking for new authorization to continue that?
<A — Denis Sheahan>: Well, what we — I’ve said pretty consistently is we’re targeting a 6% tangible equity level, and we’re there or thereabouts. We’re at 5.76 I think at the end of Q3. We expect to be around 6% at the end of the year, and we’ll give you more detail to answer your question on the January call. As I have said for some time, you know, the kind of things that would prevent us from doing a buyback are an acquisition or dramatic balance sheet growth in 2007. So we’ll provide some guidance at the next call.
<Q — Damon Delmonte>: Great. Thank you very much.
<A — Denis Sheahan>: Sure.
Operator: Our next question is from David Darst with FTN Securities.

<Q — David Darst>: Hello.
<A — Denis Sheahan>: Hi, David.
<A — Christopher Oddleifson>: Hi, David.
<Q — David Darst>: Chris, could you comment on how much more runoff you would like to see in the indirect and the residential mortgage? And then, given where we are today, what would you like to see within your markets or within the environment that would cause you to change your balance sheet strategy from where it is at this time?
<A — Christopher Oddleifson>: Sure. I think Denis and I will both answer that question. Let me address the indirect. What we have done in our indirect portfolio is done the careful analysis to understand given the expected loss, given the yield, given our operating expenses, given the amount of capital you have to layer in that’s a function of the expected loss, sort of what are the return characteristics of various loans characterized by a number of factors. That has led us to a running rate of new originations of about $5 million or $6 million a month. And then our attrition from the same portfolio I believe is about — $10 million a month, Denis?
<A — Denis Sheahan>: $10 to $13.
<A — Christopher Oddleifson>: $10 million to $13 million a month. So you will see the net reduction of 6 million or so per month. At some point that will level out. And what would change our point of view is that if market pricing sort of rationalizes to a point where we can earn our threshold returns on more segments in that business, and then we would begin to increase the originations. And in any case, you may recall that indirect auto was a fairly large percentage of our overall balance a few years ago. We wouldn’t anticipate that reoccurring. Let’s see. What was the...
<Q — David Darst>: Residential.
<A — Christopher Oddleifson>: Residential. Residential portfolio, I mean we — the economics really strongly favor production for sale, and the assets that we put on our balance sheet are mostly ARMs that are repriced in three to five years. The long-term fixed rates of residential asset is something what we think is really is not appropriate for balance sheet, and nor do we ever think it would be appropriate for our balance sheet. So you probably will see sort of the current runoff in that portfolio as you’re seeing right now continue through next year. And it’s what we do.
<A — Denis Sheahan>: Basically...
<A — Christopher Oddleifson>: Okay.
<A — Denis Sheahan>: I agree wholeheartedly that on both auto and residential real estate. That’s the picture we view into the future.

<Q — David Darst>: So is it safe to say that in this environment we’ll continue to see a relatively stable earning asset mix and loan mix for the fourth quarter and 2007?
<A — Christopher Oddleifson>: Yeah. I think it has been, David, increasing more towards commercial and home equity, and we view that to continue. As I said in my comments on the call, the third quarter was our best quarter of net commercial growth since Q1 ‘05. It’s a good quarter, and, you know, we’re going to hope for that to continue.
<Q — David Darst>: You know, under the remixing, I guess given the work you’ve done, the pace of the remixing will slow. Can you still, you know, maintain relatively stable margin?
<A>: Well, the margin is benefited by this remixing. You know, it’s mixing into better yielding categories, less securities, less indirect auto, less portfolio residential should imply when you’re investing in commercial and home equity better yield on assets. Okay? That’s one component of the margin. The other component, though, is cost of liabilities. And our third quarter did see our cost of deposits increase quite a bit. So, you know, we’re going to be very focused on that in an effort to maintain the good margin stability that we’ve had for a long period of time here. You know, we’ve been in the 3.80s, low 3.90s to mid-to high 3.80s for quite some time. I think we’ve done a good job of stabilizing our margin, and we’re going to continue to focus on that.
<Q — David Darst>: Okay. And then how does your commercial real estate pipeline look and the commercial pipeline?
<A>: Well, you know, we did have a very good third quarter that used up a lot of the pipeline. This is typically, you know, our better performing quarters in the summer months for commercial. We will rebuild that pipeline going into next year, but in New England, things typically slow in the winter months. And, you know, we would expect that to be the same trend this year. But we’ll build it again going into next year and look for continued good growth in that business. Construction, though, I will say, we have and I think most have seen a slowdown in construction, both driven by the rate environment, you know, the increased listings that Chris talked about. I think we can expect to continue to see construction be slow for the near future.
<Q — David Darst>: Okay. And so purposes of modeling now on the tax rate, until we have more information on the tax credits, is the, you know, roughly 31% tax rate good for next year?
<A>: Yes.
<Q — David Darst>: Okay.

<A>: Yes. And we’ll provide — you know, we’re hopeful that we’ll have the allocation agreement in place. You know, we thought we would have it in place by now, but it just takes a little bit of time to work through the details. And we should have it in place going into January. Then we can begin to talk about how we will invest those credits into 2007.
<Q — David Darst>: Okay. Sounds good. Thanks.
<A>: Sure.
<A>: Thank you, David.
Operator: Mr. Sheahan, there are no further questions at this time.
<<Denis K. Sheahan, Chief Financial Officer and Treasurer>>
Okay. Thank you, everybody. And we’ll speak to you in January.
Operator: This concludes today’s conference. Thank you for your participation.
END